Adamis Pharmaceuticals Corporation S-3

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated June 23, 2014 on the consolidated financial statements of Adamis Pharmaceuticals Corporation and Subsidiaries (the “Company”) which report appears in the annual report on Form 10-K of the Company for the years ended March 31, 2014 and 2013 and includes an explanatory paragraph as to an uncertainty with respect to the Company’s ability to continue as a going concern. We also consent to the reference to our Firm under the heading of “Experts” in the Prospectus.

/s/ Mayer Hoffman McCann P.C.
Boca Raton, Florida

November 21, 2014